Exhibit 99.1

MEDIA CONTACT:

Michael LaVelle	Bill Bartkowski
Chief Executive Officer	Managing Director
Analysts International	BlueFire Partners
Phone: (952) 835-5900	Phone: (612) 344-1012
bartkowski@bluefirepartners.com

For Immediate Release

Analysts International CFO to Return to Consulting Practice

MINNEAPOLIS — August 28, 2003 — Analysts International Corporation (Nasdaq: ANLY) said today that its Chief Financial Officer, John T. Paprocki, has announced plans to return to his turnaround management consulting practice in Wausau, Wisconsin.  Paprocki, who has been with Analysts International for the past 18 months, will continue with the company until a successor is named.

Michael LaVelle, the Company’s Chief Executive Officer, said, “Since rejoining Analysts International as CFO in 2002, John Paprocki has made a significant contribution to the effectiveness of our finance and administrative areas. We wish him continued personal and professional success as he prepares to return to his turnaround consulting practice.”

“We have already initiated a comprehensive process to identify a successor and expect to have a highly qualified individual appointed to the position of Chief Financial Officer sometime this fall,” LaVelle concluded.

About Analysts International

Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business for 37 years, the company has sales and customer support offices in the United States and Canada. Lines of business include the Sequoia Services Group, which provides business solutions and network infrastructure services; Managed Services Group, which provides a comprehensive range of outsourced business functions; and IT Supplemental Resources, which provides high demand resources for supporting a client’s IT staffing needs. Analysts International offers innovative and flexible approaches that are tailored to each client’s unique business environment. The company’s strategic partnerships with best-in-class IT organizations allow access to a wide range of expertise, resources and expansive geographical reach. For more information, visit http://www.analysts.com.

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Cautionary Statement

Statements contained herein, which are not strictly historical fact, are forward-looking statements.  Words such as “believes,” “intends,” “possible,” “expects,” “estimates,” “anticipates,” or “plans” and similar expressions are intended to identify forward-looking statements.   Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on the Company’s current expectations relating to future revenues, earnings,  results of operations and future sales or growth.  The Company’s actual results may vary materially from those projected due to certain risks and uncertainties such as the general state of the economy, volume of business activity, continued need for our services by current and prospective clients, client cancellations, the Company’s ability to control and improve profit margins, including our ability to control operating costs and hourly rates for our services, the availability and utilization of qualified technical personnel and other similar factors.  For more information concerning risks and uncertainties to the Company’s business refer to the discussion in the “Market Condition, Business Outlook and Risks to Our Business” section in the Company’s Annual Report for the year ending December 28, 2002, and the Company’s prior Annual Reports, 10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.